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                                    EXHIBIT 23.1

                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Castle BancGroup, Inc.

We consent to incorporation by reference in the registration statement (No. 333-45325) on Form S-8 of Castle BancGroup, Inc. of our report dated February 3, 1998, relating to the consolidated balance sheets of Castle BancGroup, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Castle BancGroup, Inc.

/s/ KPMG Peat Marwick LLP


Chicago, Illinois
March 16, 1998


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